Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Amended And Restated Employment Agreement (the “Agreement”) is entered into as of May 31, 2005, by and between Kent P. Ainsworth (the “Employee”) and URS Corporation, a Delaware corporation (the “Company”).

Witnesseth:

     Whereas, the Company and the Employee entered into an Employment Agreement dated September 8, 2000, as amended by the Amendment to Employment Agreement dated August 8, 2003, and further amended by the Second Amendment to Employment Agreement dated August 20, 2004 (which Employment Agreement, as so amended, is referred to below as the “Prior Agreement”); and

     Whereas, the Company wishes to continue employing the Employee and the Employee is willing to continue such employment upon the terms and conditions of this Agreement, which is an amendment and restatement of the Prior Agreement.

     Now, Therefore, in consideration of the premises and the entry into this Agreement by the parties, the parties agree as follows:

1.	Term Of Employment.

          (a) Basic Rule. The Company agrees to continue the Employee’s employment, and the Employee agrees to remain in employment with the Company, from the date hereof to and until February 29, 2008 (the “Retirement Date”), on which date the Employee shall retire from the Company, unless the Employee’s employment terminates earlier pursuant to Section 1(b), (c), (d), (e) or (f) below.

          (b) Termination by Company Without Cause. The Company may terminate the Employee’s employment at any time without Cause (as defined below) by giving the Employee thirty (30) days’ advance notice in writing.

          (c) Termination by Company for Cause. The Company may terminate the Employee’s employment for Cause by giving the Employee five (5) days’ advance notice in writing. For all purposes under this Agreement, “Cause” shall mean:

               (i) A willful act by the Employee that constitutes gross misconduct or fraud and that is materially injurious to the Company;

               (ii) The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony involving dishonesty or moral turpitude and that is materially injurious to the Company; or

               (iii) The Employee’s material breach of any non-competition, non-solicitation or non-disparagement obligation to the Company.

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No act, omission or failure to act by the Employee shall be considered “willful” unless committed without good faith and without reasonable belief that the act, omission or failure to act was in the Company’s best interests.

          (d) Resignation by Employee. The Employee may terminate his employment by giving the Company thirty (30) days’ advance notice in writing.

          (e) Death of Employee. The Employee’s employment shall terminate automatically and immediately in the event of his death.

          (f) Disability. Subject to applicable law, the Company may terminate the Employee’s employment due to Disability by giving the Employee thirty (30) days’ advance notice in writing. For all purposes under this Agreement, “Disability” shall mean that that the Employee, at the time notice is given, has performed none of his duties under this Agreement for a period of not less than one hundred eighty (180) consecutive days as the result of any physical or mental injury or illness. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his active employment under this Section 1(f) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

          (g) Rights Upon Termination. Upon the termination of the Employee’s employment pursuant to this Section 1, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 3 and 4 for the period preceding and including the effective date of the termination, which shall include all accrued and unused vacation, all of which shall fully discharge all responsibilities of the Company to the Employee.

          (h) Employment by Affiliate. The employment of the Employee shall not be considered to have terminated for purposes of this Agreement if the Employee is employed by a parent, subsidiary or affiliated corporation or related entity of the Company.

          (i) Termination of Agreement. This Agreement shall terminate on the date when all obligations of the parties hereunder have been satisfied.

2.	Duties And Scope Of Employment.

          (a) Position. The Company agrees to employ the Employee under this Agreement as follows, subject to earlier termination of employment as contemplated under Section 1 above:

               (i) From the date hereof through February 28, 2006 or, if later, the date on which the Company files its Annual Report on Form 10-K for the fiscal year ending December 30, 2005 (the “2005 Form 10-K”) with the U.S. Securities and Exchange Commission (the “SEC”), the Company agrees to employ the Employee in an executive position as Executive Vice President, Chief Financial Officer and Secretary (the “Executive Period”); and

               (ii) For the period beginning at the end of the Executive Period until the Retirement Date or the earlier termination of the Employee’s employment pursuant to Section 1 above, the Company agrees to employ the Employee in a non-executive position

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during which the Employee, as a common law employee, will provide consulting and advisory services to the Company (the “Consulting Period”).

          (b) Reporting.

               (i) During the Executive Period, the Employee shall report to the Chief Executive Officer of the Company and shall serve in such positions on behalf of the Company and its parent, subsidiary and affiliated corporations and related entities and perform such duties for such corporations and entities consistent with his position as Executive Vice President and Chief Financial Officer of the Company as are required by the Chief Executive Officer. It is anticipated that the Employee’s duties will require him to travel frequently and extensively.

               (ii) During the Consulting Period, the Employee shall report to the Chief Executive Officer of the Company and shall serve in such positions on behalf of the Company and its parent, subsidiary and affiliated corporations and related entities and perform such duties as are mutually agreed by the Employee and the Chief Executive Officer; provided, however, that Employee shall be obligated to provide no more than one hundred (100) hours of service to the Company during each fiscal quarter of the Consulting Period.

          (c) Obligations. During the Executive Period, the Employee shall devote his full business efforts and time to the Company and its parent, subsidiary and affiliated corporations and related entities and shall not render services to any other person or entity without the prior written consent of the Chief Executive Officer of the Company. The foregoing, however, shall not preclude the Employee from (i) engaging in appropriate civic, charitable or religious activities, (ii) devoting a reasonable amount of time to private investments that do not interfere or conflict with his responsibilities to the Company or (iii) serving on the boards of directors of other companies provided that prior written approval for such service is attained from the Chief Executive Officer of the Company and such service does not interfere or conflict with his responsibilities to the Company. During the Consulting Period, the Employee shall devote such efforts and time to the Company and its parent, subsidiary and affiliated corporations and related entities as shall be required to provide the services contemplated by Section 2(b)(ii) above. During the period commencing on the date of this Agreement and ending on February 29, 2008, regardless of any termination of employment in the interim, the Employee shall not render services to any other person or entity that competes with the Company, or solicit any employee of the Company to do so, or materially disparage or criticize the Company with the intent of harming its business or reputation publicly or privately to unrelated third parties, in each case without the prior written consent of the Chief Executive Officer of the Company.

          (d) Resignation from Other Positions. Immediately upon termination of the Executive Period, and earlier upon request by the Company, the Employee shall resign from any and all positions he holds as director, officer, trustee, nominee, agent for service of process, attorney-in-fact or similar position with respect to the Company or a parent, subsidiary or affiliated corporation or related entity of the Company, and shall execute, verify, acknowledge, swear to and deliver any documents and instruments reasonably requested by the Company or required to reflect such resignation.

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3.	Base Compensation And Target Bonus.

          The Company agrees to compensate the Employee under this Agreement as follows:

          (a) Base Compensation.

               (i) Executive Period. During the Executive Period, the Company agrees to pay the Employee as compensation for his services a base salary at an annual rate of Four Hundred Sixty-Five Thousand Dollars ($465,000). Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Section 3(a)(i) is referred to in this Agreement as “Base Compensation.”)

               (ii) Consulting Period. During the Consulting Period, the Company agrees to pay the Employee as compensation for his services annual compensation of Two Hundred Fifty Thousand Dollars ($250,000), or at such higher rate as mutually agreed by the Employee and the Company. Such annual compensation shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Section 3(a)(ii) is referred to in this Agreement as “Consulting Compensation.”)

          (b) Annual Bonus. For the fiscal year ending December 30, 2005, the Company agrees that the Employee shall continue to participate in the Company’s annual bonus plan with a target bonus percentage of seventy-five percent (75%) of Base Compensation. For the fiscal year beginning December 31, 2005 and subsequent years, the Employee shall not be eligible to participate in the Company’s annual bonus plan.

          (c) Supplemental Consulting Payments. Commencing in March 2006 and through February 2008, regardless of whether the Employee’s employment with the Company has terminated for any reason, but only for so long as the Employee is not in breach of any non-competition, non-solicitation or non-disparagement obligations arising under Section 2(c) of this Agreement, the Employee shall be entitled to receive fifty two (52) bi-weekly payments of $31,298.00 each in a manner consistent with the Company’s standard payroll practices for executives (the “Supplemental Consulting Payments”); provided, however, that all remaining payments shall be paid to the Employee in a lump sum in the event of, and not later than ten (10) days following, either (i) the Employee’s death or disability (as determined in accordance with Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”)), or (ii) a “change in the ownership or effective control” of the Company (as determined in accordance with Section 409A(a)(2)(A)(v) of the Code) (a “Change of Control”) on or after the effective date of this Agreement. Should the Employee not be alive at the time of any scheduled Supplemental Consulting Payment, such payment shall be paid either (i) to the Employee’s beneficiaries designated under the Company’s group term life insurance, or (ii) if there is no such designation of beneficiaries, then to the executor of the Employee’s estate.

          (d) Continuation of Base Compensation and Consulting Compensation in the Event of Certain Specified Types of Termination.

               (i) Base Compensation. Notwithstanding anything in this Agreement to the contrary, in the event the Employee’s employment with the Company is terminated during

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the Executive Period (x) by the Company without Cause pursuant to Section 1(b) above, or (y) by the Company or by the Employee for any reason following a Change of Control, then Base Compensation, in the case of clause (x), shall continue to be payable in the manner set forth in Section 3(a)(i) above through February 28, 2006, and, in the case of clause (y), shall be paid in a lump sum, within ten (10) days following termination of employment, in an amount equal to the then unpaid installments of Base Compensation through February 28, 2006. In addition, in the case of either clause (x) or clause (y), the Employee shall be entitled to receive the annual bonus, if any, to which he would have been be entitled under the annual bonus plan for the fiscal year ending December 30, 2005, as if he had remained an employee of the Company on the last day of such fiscal year, payable at such time as annual bonuses for such year are paid to other senior executives of the Company.

          (ii) Consulting Compensation. Notwithstanding anything in this Agreement to the contrary, in the event the Employee’s employment with the Company is terminated during the Executive Period or the Consulting Period (x) by the Company without Cause pursuant to Section 1(b) above, or (y) by the Company or by the Employee for any reason following a Change of Control, then Consulting Compensation, in the case of clause (x), shall continue to be payable in the manner set forth in Section 3(a)(ii) above through the Retirement Date, and, in the case of clause (y), shall be paid in a lump sum, within ten (10) days following termination of employment, in an amount equal to the then unpaid installments of Consulting Compensation through the Retirement Date. In addition, if the Employee’s employment with the Company is terminated during the Consulting Period for any reason prior to payment of the annual bonus to which the Employee became entitled under the annual bonus plan for the fiscal year ending December 30, 2005, if any, he shall be entitled to receive such annual bonus at such time as annual bonuses for such year are paid to other senior executives of the Company.

4.	Employee Benefits, Stock Options, And Incentive Compensation And Other Compensation Plans And Programs.

          (a) Equity Grant. The Employee shall receive a grant of 10,000 shares of restricted URS common stock, such grant to (i) be made on the next date that equity grants and awards are made generally to other senior executives of the Company as a group (currently expected to occur in October 2005), (ii) vest in full on February 29, 2008, or immediately in the event of a Change of Control, and (iii) otherwise be pursuant to the Company’s standard form of restricted stock award agreement.

               (b) Other Stock Awards. The Company acknowledges and agrees that all stock options, restricted stock awards and similar rights previously granted to the Employee under all incentive compensation, deferred compensation, bonus, stock option, stock appreciation rights, restricted stock, phantom stock or similar plans maintained by the Company shall continue to vest during the term of his employment under this Agreement in accordance with their respective terms.

               (c) Additional Benefits. As additional benefits under this Agreement, the Employee shall receive the following upon the earlier to occur of (i) the Retirement Date, (ii) the termination of the Employee’s employment with the Company due to the death of the Employee pursuant to Section 1(e) above or the Disability of the Employee pursuant to Section 1(f) above,

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or (iii) the termination by the Company of the Employee’s employment without Cause pursuant to Section 1(b) above:

               (i) The Employee shall become fully vested in all awards granted to him under all incentive compensation, deferred compensation, bonus, stock option, stock appreciation rights, restricted stock, phantom stock or similar plans maintained by the Company, any contrary provisions of such plans notwithstanding, including but not limited to the grant of restricted stock pursuant to Section 4(a) of this Agreement; and

               (ii) The Employee shall be entitled, at his expense but at the Company’s group rates, to continue participation in the health insurance programs maintained by the Company, including life, disability and health insurance programs, as if he were still an employee of the Company. During the Employee’s life, such health insurance coverage shall be extended to the Employee and his dependents who qualify as such under the terms of the Company’s health insurance programs. Following the Employee’s death, such coverage shall continue to be available to the Employee’s surviving spouse, at her expense but at the Company’s group rates, for her lifetime. To the extent that the Company finds it impossible to cover the Employee or his surviving spouse or dependents under its group insurance policies, the Company shall arrange for the Employee or his surviving spouse, at their expense but at a rate equivalent to the Company’s group rates, to be provided with an individual policy or policies providing substantially the same levels of coverage as the Company’s health insurance programs (provided that, if long-term disability and life coverage cannot be continued or can only be continued at a cost to the Company greater than the Company would have incurred absent termination of the Employee’s employment, then, at the Company’s election, the Company may provide either such long-term disability or term life insurance as may be available at no greater cost than one hundred fifty percent (150%) of what the Company would have incurred absent such termination, or pay to the Employee or his surviving spouse one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue such coverage absent such termination). The foregoing coverage shall satisfy the obligations of the Company and its heath insurance programs under the Comprehensive Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and any analogous state laws, and the Employee shall make any elections requested by the Company to evidence such fact.

          (d) Automobile. During the term of his employment under this Agreement, the Company shall continue to reimburse the Employee for the cost of an appropriate automobile consistent with the practice in effect on the date of this Agreement.

          (e) Vacation. During the Executive Period, the Employee shall accrue entitlement to vacation in accordance with the Company’s applicable vacation policy for executives. The Employee shall accrue no additional vacation entitlement during the Consulting Period. The value of all accrued but unused vacation entitlement as of the last day of the Executive Period shall be paid to the Employee in a cash lump sum within ten (10) days following the end of the Executive Period.

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5.	Business Expenses ; Office.

          For the term of his employment under this Agreement, (i) the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder, and the Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation in accordance with the Company’s generally applicable policies, and (ii) the Company shall provide the Employee with appropriate office space and secretarial support at the principal office of the Company located in San Francisco.

6.	Certain Benefits Conditioned Upon Execution Of Effective Release Of Claims.

          Notwithstanding any of the foregoing to the contrary, in no event shall the Company be required to make any payment or provide any benefit pursuant to Section 3(d) or 4(c) above (except for payments of accrued and unpaid vacation) unless and until the Employee executes and delivers to the Company a release in the form of Exhibit A attached hereto and such release becomes effective in accordance with its terms; provided, however, that pending such execution and delivery of such a release by the Employee, the Company will advance for the account of the Employee premiums required to be paid during the period during which the effectiveness of the release is pending if necessary to avoid lapse with respect to the Employee within such period of a group dental, health or disability policy provided under Section 4(c) relate, which advance shall be repaid by the Employee on expiration of (i) the period during which Employee is permitted to consider whether to execute the release (if the Employee does not execute the release) or (ii) the period during which the effectiveness of the release is pending (if the Employee executes the release then revokes it within the seven (7) day period).

7.	Certain Additional Payments.

          If any payments, distributions or other benefits by or from the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payment required under this Section 7) (collectively, the “Payment”) would be subject to the additional tax imposed by Section 409A of the Code or the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such taxes (such additional tax and excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Additional Taxes”), then the Employee shall be entitled to receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including, without limitation, any Additional Taxes, income and employment taxes and any interest and penalties imposed with respect thereto) and the Additional Taxes imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to any Additional Taxes imposed upon the Payment. All calculations required by this Section 7 shall be performed, in the case of the additional tax imposed by Section 409A of the Code, by the independent auditors retained by the Company at the time the Employee becomes entitled to the Gross-Up Payment or, in the case of the excise tax imposed by Section 4999 of the Code, by the independent auditors retained by the Company most recently prior to the change of control giving rise to such excise taxes (the “Auditors”),

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based on information supplied by the Company and the Employee, and shall be final and binding on the Company and the Employee. All fees and expenses of the Auditors shall be paid by the Company.

8.	Nondisclosure.

          During the term of this Agreement and thereafter, the Employee shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company) confidential information or proprietary data of the Company or any parent, subsidiary or affiliated corporation or related entity of the Company, except as required by applicable law or legal process, in which case promptly and before disclosure the Employee shall give notice to the Company of any such requirement or process; provided, however, that confidential information shall not include any information available from another source on a non-confidential basis, known generally to the public, or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business as, or a business similar to, that conducted by the Company. The Employee agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents or electronic information (and copies thereof) relating to the business of the Company or any parent, subsidiary or affiliated corporation or related entity of the Company, which he may then possess or have under his control. Nothing in this Section 8 or elsewhere in this Agreement shall be deemed to waive, or to permit or authorize the Employee to take any action which waives or could have the consequence of waiving, the attorney-client privilege, the work product doctrine or any other privilege or doctrine with respect to any information in the possession of the Employee or any communication between the Employee and the Company, its parent, subsidiary and affiliated corporations, any related entities or any of their respective directors, officers, employees, agents or other representatives.

9.	Miscellaneous Provisions.

          (a) Successors. Subject to Section 9(k) and provided that the Employee may not delegate his duties hereunder without the consent of the Board, this Agreement and all rights hereunder shall inure to the benefit of, and be enforceable by, the parties’ successors, assigns, personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees, and this Agreement shall be binding on and assumed by any successor of the Company.

          (b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered mail (return receipt requested and postage prepaid), or when telecopied. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing for income tax withholding purposes or by notice given pursuant to this Section 9(b). In the case of the Company, mailed notices shall be addressed to its corporate headquarters as reflected in its most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the SEC,

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directed to the attention of its Secretary. Telecopied notices shall be sent to such telephone number as the Company and the Employee may specify for such purpose.

          (c) Modifications; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (d) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Effective as of the date hereof, this Agreement supersedes all prior employment agreements and severance agreements between the parties, their parents, subsidiaries and affiliates, and their respective predecessors (but not that certain Indemnification Agreement dated as of March 23, 2004 between the Company and the Employee, which remains in full force and effect).

          (e) Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes and other payroll deductions required to be withheld by law. The Employee hereby declares under penalty of perjury that the Social Security Number he has provided to the Company is true and accurate. To the extent permitted by applicable law, the Company also shall be entitled to withhold from or offset against any payments under this Agreement any amounts owed by the Employee (whether or not liquidated) to the Company or any parent, subsidiary or affiliated corporation or related entity or either of them.

          (f) Certain Reductions and Offsets. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits under this Agreement shall be reduced by any severance payments and benefits payable by the Company or an affiliate of the Company to the Employee under any policy, plan, program or arrangement, including, without limitation, a contract between the Employee and the Company or an affiliate of the Company.

          (g) Code Section 409A Compliance. Because of the uncertainty of the application of Section 409A of the Code to payments pursuant to this Agreement, including, without limitation, payments pursuant to Section 3 hereof, the Employee agrees that if any such payments are subject to the provisions of Section 409A of the Code by reason of this Agreement, or any part thereof, being considered a “nonqualified deferred compensation plan” pursuant to Section 409A of the Code, then the Company and the Employee shall use their best efforts to ensure that such payments shall be made in accordance with Section 409A of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service; provided that this Section 9(g) shall not entitle the Company to retain (without ultimate payment to the Employee) any payment otherwise due to the Employee under this Agreement.

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          (h) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, without regard to where the Employee has his residence or principal office or where he performs his duties hereunder.

          (i) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (j) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or the Employee’s employment with the Company or the terms and conditions or termination thereof, or any action or omission of any kind whatsoever in the course of or connected in any way with any relations between the Company and the Employee, including without limitation all claims encompassed within the scope of the forms of General Release attached to this Agreement as Exhibit A, shall be finally settled by binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employee disputes of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be administered by the San Francisco, California regional office of the Association and shall be conducted at the San Francisco, California offices of the Association or at such other location in San Francisco, California as the Association may designate. All fees and expenses of the arbitrator and the Association shall be paid by the Company. The Company and the Employee acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial are hereby expressly waived.

          (k) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 9(k) shall be void.

     In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Kent P. Ainsworth

Kent P. Ainsworth

URS Corporation

By:	/s/ Martin M. Koffel

Name:	Martin M. Koffel
Title:	Chairman and Chief Executive Officer

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Exhibit A

GENERAL RELEASE
(Individual Termination)

     This General Release (“Release”) is executed and delivered by Kent P. Ainsworth (“Employee”) to and for the benefit of URS Corporation, a Delaware corporation, and any parent, subsidiary or affiliated corporation or related entity of URS Corporation (collectively, “Company”).

     In consideration of certain payments and benefits which Employee will receive following termination of employment pursuant to the terms of the Employment Agreement entered into as of May 31, 2005, between Employee and Company (the “Agreement”), the sufficiency of which Employee hereby acknowledges, Employee hereby agrees not to sue and fully, finally, completely and generally releases, absolves and discharges Company, its predecessors, successors, subsidiaries, parents, related companies and business concerns, affiliates, partners, trustees, directors, officers, agents, attorneys, servants, representatives and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, arbitrations, unfair labor practice charges, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing or bonus claims, expenses, damages, judgments, orders and/or liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them through the date Employee executes this Release (“Claims”), including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims arising out of or in any way connected to Employee’s employment with or separation of employment from Company, including any Claims based on contract, tort, wrongful discharge, fraud, breach of fiduciary duty, attorneys’ fees and costs, discrimination in employment, any and all acts or omissions in contravention of any federal, state or local laws or statutes (including, but not limited to, federal or state securities laws, any deceptive trade practices act or any similar act in any other state and the Racketeer Influenced and Corrupt Organizations Act), and any right to recovery based on local, state or federal age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, union affiliation or other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the National Labor Relations Act, the California Fair Employment and Housing Act, and any similar act in effect in any jurisdiction applicable to Employee or Company, all as amended, whether such claim be based upon an action filed by Employee or by a governmental agency; provided, however, that expressly excluded from this Release are any and all Claims Employee may have for indemnification under the Bylaws of the Company and any Claims arising under the terms of the Indemnification Agreement between URS Corporation and Employee dated as of March 23, 2004 and any amendment, supplement or replacement thereof.

     Employee agrees to cooperate with the Company in responding to the reasonable requests of the Company in connection with any and all existing or future litigation, arbitrations,

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mediations or investigations brought by or against the Company, or its current or former affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Employee’s cooperation necessary or desirable. In such matters, Employee agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Employee also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Employee in connection with any such proceedings, unless Employee is expressly prohibited by law from so doing. The failure by Employee to cooperate fully with the Company in accordance with this provision will be a material breach of the terms of this Agreement, which will excuse all commitments of the Company to provide severance or other benefits to Employee under any agreement. The Company agrees to reimburse Employee for all reasonable out-of-pocket expenses she incurs in connection with the performance of his obligations under this section; provided, however, that such expenses shall not include attorneys fees, foregone wages or payment for services provided under this section.

     Without superseding any other agreements, including the Agreement, and obligations Employee has with respect thereto, (i) Employee agrees not to divulge or use, at any time, any information that might be of a confidential or proprietary nature relative to Company, and (ii) Employee agrees to keep confidential all information contained in this Release (except to the extent (A) Company consents in writing to disclosure, (B) Employee is required by process of law to make such disclosure and Employee promptly notifies Company of receipt by Employee of such process, or (C) such information previously shall have become publicly available other than by breach hereof on the part of Employee).

     Employee acknowledges and agrees that neither anything in this Release nor the offer, execution, delivery, or acceptance thereof shall be construed as an admission by Company of any kind, and this Release shall not be admissible as evidence in any proceeding except to enforce this Release.

     It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, grievances and causes of action, if any, as well as those relating to any other claims, demands, grievances and causes of action hereinabove specified, and elects to assume all risks for claims, demands, grievances and causes of action that now exist in Employee’s favor, known or unknown, that are released under this Release. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

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     If any provision of this Release or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release which can be given effect without the invalid provision or application. To this end, the provisions of this Release are severable.

     Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released.

     Employee represents that he is not aware of any claims other than the claims that are released by this instrument. Employee acknowledges that he is familiar with the provisions of California Civil Code Section 1542, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee, being aware of such Code section, agrees to waive any rights he may have thereunder, as well as under any other statute or common law principle of similar effect.

Notice To Employee

     The law requires that Employee be advised and Company hereby advises Employee in writing to consult with an attorney and discuss this Release before executing it. Employee acknowledges Company has provided to Employee at least twenty-one (21) calendar days (forty-five (45) calendar days, in the case of a group termination) within which to review and consider this Release before signing it.

     Should Employee decide not to use the full twenty-one (21) or forty-five (45) days, as applicable, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire twenty-one (21) or forty-five (45) days to consult an attorney and/or consider this Release. Employee acknowledges that Employee may revoke this Release for up to seven (7) calendar days following Employee’s execution of this Release and that it shall not become effective or enforceable until such revocation period has expired. Employee further acknowledges and agrees that such revocation must be in writing and delivered to Company in accordance with Section 9(b) of the Agreement and must be received by Company as so addressed not later than midnight on the seventh (7th) day following Employee’s execution of this Release. If Employee so revokes this Release, the Release shall not be effective or enforceable and Employee will not receive the monies and benefits described above. If Employee does not revoke this Release in the time frame specified above, the Release shall become effective at 12:00:01 A.M. on the eighth (8th) day after it is signed by Employee.

     In the case of a group termination, the law requires that Employee be provided a detailed list of the job titles and ages of all employees who were terminated in the group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated. Employee acknowledges that Employee has been provided with this information.

13.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A
GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

I have read and understood the foregoing General Release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the monies and benefits described above, and hereby execute this Release voluntarily and with full understanding of its consequences.

Dated:

Kent P. Ainsworth

14.